Exhibit 99.h(2)(g)

AMENDMENT NO. 6

TO THE

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of December 11, 2024, amends the Third Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2020, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Growth Series (Invesco Growth Series), a Delaware statutory trust, is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to remove Invesco Income Advantage International Fund from Appendix A of the Agreement, effective March 20, 2025.

NOW, THEREFORE, the parties agree that:

1.            Appendix A of the Agreement is deleted in its entirety and replaced with the following:

“APPENDIX A

TO

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

	Effective Date of	Advisory/Administrative
Portfolios	Agreement	Services Fee Limit
Invesco Active Allocation Fund	May 24, 2019	N/A
Invesco Convertible Securities Fund	February 12, 2010	N/A
Invesco Income Allocation Fund	October 31, 2005	N/A
Invesco International Diversified Fund#	May 24, 2019	N/A
Invesco Main Street Mid Cap Fund®****	May 24, 2019	N/A
Invesco Main Street Small Cap Fund®****	May 24, 2019	N/A
Invesco Quality Income Fund***	February 12, 2010	0.50% of the first $100M 0.45% of the next $150M 0.43% of the next $250M 0.40% of the next $4.5B 0.38% of the excess over $5B of average daily net assets
Invesco Select Risk: Conservative Investor Fund#	May 24, 2019	N/A
Invesco Select Risk: Growth Investor Fund	April 30, 2004	N/A
Invesco Select Risk: High Growth Investor Fund#	May 24, 2019	N/A
Invesco Select Risk: Moderate Investor Fund#	May 24, 2019	N/A
Invesco Select Risk: Moderately Conservative Investor Fund	April 29, 2005	N/A
Invesco Small Cap Growth Fund	September 11, 2000	N/A

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

* The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.

** Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.

*** The administrative services fee paid under this Agreement may not be increased so that the combined advisory fee paid under the Advisory Agreement plus the administrative services fee paid under this Agreement exceeds the “Advisory/Administrative Services Fee Limit” in the table above unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with the Administrator to waive the increased amount, provided that such contractual arrangement can only be eliminated by approval of a majority of the Fund’s outstanding voting securities.

**** The administrative services fee paid under this Agreement by the Fund may not be reduced below 0.010% unless the Fund receives approval of a majority of its outstanding voting securities to amend its Advisory Agreement to increase the advisory fee or remove the provision stating that ‘The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco.’

# Currently, these Funds do not pay administrative services fees pursuant to this Agreement.”

2.            All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM GROWTH SERIES
(INVESCO GROWTH SERIES)

By:	/s/ Glenn Brightman
Glenn Brightman
President & Principal Executive Officer

INVESCO ADVISERS, INC.

By:	/s/ Melanie Ringold
Melanie Ringold
Senior Vice President & Secretary

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